Form N-SAR
Item 77 I
Terms of New or Amended Securities
The RBB Fund, Inc.


1.	On May 13, 2014, the Board of Directors authorized the
filing of the Articles Supplementary for the Abbey
Capital Futures Strategy Fund. Articles Supplementary of Registrant for Class RRRRR, Class SSSSS and Class
TTTTT shares of the Abbey Capital Futures Strategy Fund:
Class I, Class II and Institutional Class shares, respectively, are incorporated herein by reference to Post-Effective Amendment No. 168 to the Registrant's
Registration Statement (No. 33-20827) filed on June
30, 2014.

2.	On May 13, 2014, the Board of Directors authorized the
filing of the Articles Supplementary for the Altair
Smaller Companies Fund. Articles Supplementary of
Registrant for Class UUUUU shares of the Altair Smaller
Companies Fund are incorporated herein by reference to Post-Effective Amendment No. 168 to the Registrant's
Registration Statement (No. 33-20827) filed on June
30, 2014.